GREENHILL & CO., INC. 2019 EQUITY INCENTIVE PLAN

Section 1.Purpose. The purposes of this 2019 Greenhill & Co., Inc. Equity Incentive Plan (the “Plan”) are to (i) attract, retain and motivate key employees and directors of, and consultants and advisors to, Greenhill & Co., Inc. (the “Company”) and its Subsidiaries and (ii) to align the interests of key employees, directors, consultants and advisors with stockholders through the grants of equity-based compensation and enhanced opportunities for ownership of the Company’s Shares. This Plan is intended to replace the Greenhill & Co., Inc. Equity Incentive Plan, as amended and restated (the “Prior Plan”), which, as of the date on which this Plan is approved by the stockholders of the Company, shall be automatically terminated and replaced and superseded by this Plan, except that any awards granted under the Prior Plan shall continue to be subject to the terms of the Prior Plan and applicable Award Agreement (as defined below), including any such terms that are intended to survive the termination of the Prior Plan or the settlement of such award, and shall remain in effect pursuant to their terms.

Section 2.Definitions. The following terms used in the Plan and any agreement entered into pursuant to the Plan shall have the meaning set forth below:

“Affiliate” means (i) any Person that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.
“Award” means any Option, Restricted Stock, Restricted Stock Units, Performance Award, SAR, Other Stock-Based Award, Deferred Cash Award, or any other right, interest or grant relating to cash, Shares or other property granted pursuant to the Plan.
“Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award, which may, but need not be (as determined by the Committee) executed or acknowledged by a Participant as a condition to receiving an Award or the benefits under an Award.
“Board” or “Board of Directors” means the Board of Directors of the Company.
“Change in Control” means the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or the sale or other disposition of all or substantially all of the assets of the Company to an entity that is not an affiliate or that, in each case, requires stockholder approval under the laws of the Company’s jurisdiction of organization, unless immediately following such transaction, either: (i) at least 50% of the total voting power of the surviving entity or its parent entity, if applicable, is represented by securities of the Company that were outstanding immediately prior to the transaction (or securities into which the Company’s securities were converted or exchanged in such transaction); or (ii) at least 50% of the members of the board of directors (including directors whose election or nomination was approved by the incumbent directors of the Board) of the company resulting from the transaction were members of the Board at the time of the Board’s approval of the execution of the initial agreement providing for the transaction; provided, however, that for purposes of this Plan, the following acquisitions shall not constitute a Change in Control: (a) any acquisition by the Company or any Subsidiary, (b) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, and (c) any acquisition by an underwriter temporarily holding Shares pursuant to an offering of such securities. Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any payment of compensation or benefits that is “deferred compensation” within the meaning of Section 409A, then, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described above with respect to such payment (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such payment if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5). The Committee shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Compensation Committee of the Board, or any successor to such committee, or any other committee of the Board duly appointed or designated by the Board, in each case, composed of no fewer than two directors each of whom is a “non-Employee director” within the meaning of Rule 16b-3 of the Exchange Act.
“Company Group” means, collectively or individually, as applicable, the Company and any of its Subsidiaries.

“Deferred Cash Award” means an Award under Section 10 of the Plan that has a value set by the Committee, which shall be payable to the Participant in cash.
“Disability” means the permanent disability of a Participant as determined by the Committee in its sole discretion, considering, among other factors, whether the Participant is considered disabled under any long term disability plan of the Company.
“Eligible Person” means any full time or part time employee (including an officer or director who is also an employee), consultant or advisor of any member of the Company Group selected by the Committee. Other than for awards of Options, “Eligible Person” shall also include any individual to whom an offer of employment has been extended, a member of the Board or a member of the board of directors of a Subsidiary. Subject to Section 12(e) of the Plan, references to “employment” and related terms in the Plan shall include the provision of services in any capacity.
“Employee Participant” means any individual who is an Eligible Person and who provides services to the Company other than a Non-Employee Director, including, but not limited to, an employee, consultant, advisor or employee director.
“Fair Market Value” means the closing sale price of the Shares, as reported on the composite tape of New York Stock Exchange, or any other reporting system selected by the Committee on the relevant dates, or, if no sale of Shares is reported for that date, on the date or dates that the Committee determines, in its sole discretion, to be appropriate for purposes of the valuation.
“Incentive Stock Option” means any Option designated as an incentive stock option within the meaning of Section 422 of the Code.
“Non-Employee Director” means any director of the Company who is not an officer or employee of any member of the Company Group.
“Non-Qualified Stock Option” means an Option that is not an Incentive Stock Option.
“Option” means an option to purchase a Share or Shares granted under the Plan.
“Other Stock-Based Award” means an Award granted pursuant to Section 9 of the Plan.
“Participant” means a person who holds an Award that has been granted under the Plan and that remains outstanding, including a person who is no longer an Eligible Person.
“Performance Award” means an Award structured in accordance with Section 11 of the Plan.
“Performance Period” means the period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are measured.
“Person” means an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including a government or political subdivision or an agency, unit or instrumentality thereof.
“Prior Plan” means the Greenhill & Co., Inc. Equity Incentive Plan, as amended and restated.
“Restricted Stock” means an award of Shares granted under this Plan which are subject to certain restrictions and to a risk of forfeiture.
“Restricted Stock Unit” means a right to receive a Share (or, in lieu thereof and to the extent set forth in the applicable Award Agreement or determined by the Committee, the Fair Market Value of such Share in cash) upon the terms and conditions set forth in the Plan and the applicable Award Agreement.
“Retirement” means termination of employment on or after the date the Participant has (i) attained age 65 and completed at least two years of service with any member of the Company Group; (ii) completed at least twelve years of service as a managing director of the Company or its predecessors, or (iii) has completed at least twenty years of service with a member of the Company Group or and of their respective predecessors.
“SAR” means an Award entitling the holder (or other person entitled to exercise pursuant to the Plan) to exercise all or a specified portion thereof (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of such Award from the Fair Market

Value on the date of exercise of such Award by the number of Shares with respect to which such Award shall have been exercised, subject to any limitations the Committee may impose.
“Share” means a share of common stock of the Company, par value $0.01 per share.
“Subsidiary” means, as of the applicable time, any corporation, limited liability company, partnership, joint venture or similar entity in which the Company owns, directly or indirectly, an equity interest of 50% or more, or representing 50% or more of the voting power, of the total equity interests of such entity.
Section 3.Administration. (a) The Plan will be administered by the Committee. To the extent permitted by applicable law, the Committee or the Board may delegate to one or more officers of the Company the authority to grant awards or to perform such other administrative duties hereunder, except that such delegation shall not be applicable to any Award for a person then covered by Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Subject to and consistent with the provisions of the Plan, the Committee (or its delegate or a delegate of the Board) will have full power and authority, in its discretion, and without limitation, to: (i) select Eligible Persons to become Participants; (ii) determine the type and number of Awards to be granted to each Participant; (iii) determine the number of Shares to be covered by each Award; (iv) determine the dates on which Awards may be exercised and on which the risk of forfeiture or deferral period relating to Awards shall lapse or terminate, and the acceleration of any such dates; (v) determine the expiration date of any Award; (vi) determine whether, to what extent, and under what circumstances an Award may be denominated or settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property; (vii) determine any other terms and conditions of, and all other matters relating to, Awards; (viii) prescribe Award Agreements (such Award Agreements need not be identical for each Participant) and amendments thereto; (ix) construe and interpret the Plan and the respective Award Agreements entered into pursuant to the Plan; and (x) make all other determinations necessary or advisable for administering the Plan. All decisions and determinations of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, beneficiaries, and other persons claiming rights from or through a Participant, and stockholders.

(b)    To the fullest extent permitted by law, each member and former member of the Committee and each person to whom the Committee or the Board delegates or has delegated authority under this Plan shall be entitled to indemnification by the Company against and from any loss, liability, judgment, damage, cost and reasonable expense incurred by such member, former member or other person by reason of any action taken, failure to act or determination made in good faith under or with respect to this Plan.

Section 4.Shares Subject to the Plan; Limits on Awards.

(a)Shares to be issued under the Plan may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares purchased by the Company in the open market or otherwise. Subject to the approval of the Company’s stockholders and adjustment pursuant to Section 14, the maximum number of Shares that may be issued pursuant to Awards granted under the Plan shall be equal to the sum of (i) 6,500,000, (ii) any Shares available for grant under the Prior Plan as of immediately prior to the termination of the Prior Plan, and (iii) any Shares that become available after termination of the Prior Plan with respect to awards granted under the Prior Plan and outstanding on the Effective Date that are forfeited, canceled, terminated, fail to vest or are otherwise not paid or delivered after the Effective Date. Notwithstanding the foregoing and subject to adjustment as provided in Section 14 of the Plan, under the Plan:

i
the aggregate value that may be awarded or granted during any fiscal year of the Company to any Employee Participant shall not exceed (A) 700,000 Shares, for Awards denominated in Shares or (B) $15,000,000, for Awards denominated in cash or valued with reference to property other than Shares;

ii	that may be awarded or granted during any fiscal year of the Company to any Non-Employee Director shall not exceed $500,000, whether denominated in cash, Shares or other property; and

iii	No more than 700,000 Shares in the aggregate may be issued in respect of Incentive Stock Options.

(b)For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for issuing Awards under the Plan. Shares that are subject to or underlie Awards which expire or for any reason are cancelled, terminated, forfeited, fail to vest, or for any other reason are not paid or delivered under the Plan shall again be available for issuance in connection with future Awards granted under the Plan. Shares purchased on the open market with cash proceeds generated by the exercise of an Option will not increase or replenish the number of Shares available for grant. In the event that Shares are delivered in respect of an Award, all of the Shares subject to the Award (including any Shares used to satisfy applicable tax withholding obligations) shall be considered in calculating the maximum number of Shares available for delivery under the Plan. Shares surrendered or withheld as payment of either the exercise price of an Award and/or withholding taxes in respect of such an Award shall be counted against the share limits of this Plan and shall not again be available for issuance in connection with future Awards.

Section 5.Eligibility. Awards may be granted only to Eligible Persons who are selected to be Participants by the Committee in accordance with the provisions of the Plan.

Section 6.Options and SARs. The Committee is authorized to grant Options and SARs to Participants on the following terms and conditions and with such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.

(a)Exercise Price. The exercise or purchase price, as applicable, of each Option or SAR granted under the Plan shall be determined by the Committee and shall not be less than the Fair Market Value of a Share on the date of grant of such Option or SAR.

(b)Term and Termination of Options. The term of each Option or SAR, together with the effect of termination of employment or service by a Participant on such term, will be determined by the Committee, but in no event will an Option or SAR be exercisable, either in whole or in part, after the expiration of ten years from the date of grant of such Option or SAR.

(c)Exercise of Option. Each Option or SAR shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee may impose such conditions with respect to the exercise of Options or SARs, including without limitation, any conditions relating to the application of federal or state securities laws, as it may deem necessary or advisable and shall determine the time in which Options or SARs shall be exercisable in whole or in part and the methods by which such exercise price may be paid or deemed to be paid and the form of such payment, including, without limitation, cash, Shares, or other property (including notes and other contractual obligations of Participants to make payment on a deferred basis, such as through “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by or forms in which Shares will be delivered or deemed to be delivered in satisfaction of Options or SARs to Participants.

Section 7.Incentive Stock Options. The Committee may, in its discretion, grant options to purchase Shares to such Eligible Persons as may be selected by the Committee. Each Option, or portion thereof, that is not an Incentive Stock Option, shall be a Nonqualified Stock Option. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under this Plan or any other plan of the Company, or any parent or Subsidiary) shall not exceed $100,000 or, if different, the maximum limitation in effect at the time of grant under Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder. Incentive Stock Options shall be granted only to Eligible Persons who are employees of a member of the Company Group.

The number of Shares subject to an Incentive Stock Option and the exercise price per Share of the Incentive Stock Option shall be determined by the Committee and shall not be less than the Fair Market Value of a Share on the grant date of such option; provided, however, that if an Incentive Stock Option shall be granted to an Eligible Person who, at the time such Option is granted, owns capital stock possessing more than 10% of the total combined voting power of all classes of capital stock of the Company (or of any parent or Subsidiary) (a “Ten Percent Holder”), the exercise price of such Incentive Stock Option shall not be less than the price (currently 110% of Fair Market Value) required by the Code in order to constitute an Incentive Stock Option.
(a)Option Period and Exercisability. The period during which an Option may be exercised shall be determined by the Committee; provided, however, that no Incentive Stock Option shall be exercised later than ten years after its date of grant; provided further, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such Option shall not be exercised later than five years after its date of grant. The Committee may, in its discretion, establish performance measures which shall be satisfied or met as a condition to the grant of an Option or to the exercisability of all or a portion of an Incentive Stock Option.

Section 8.Restricted Stock and Restricted Stock Unit Awards. The Committee is authorized to grant Restricted Stock and/or Restricted Stock Units to Participants.

(a)The Awards granted under this Section 8 shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote Shares underlying Restricted Stock Awards or the right to receive any dividend, other right or property), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(b)Any Award of Restricted Stock or Restricted Stock Units may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares underlying a Restricted Stock Award, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Shares.

Section 9.Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 9 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards, notes, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 9.

Section 10.Deferred Cash Awards. Subject to the provisions of the Plan, the Committee, in its sole discretion, shall have the authority to grant Deferred Cash Awards. The Committee, in its sole discretion, shall determine the terms and conditions of such Deferred Cash Awards, including with respect to the applicability of any vesting schedule and performance conditions related thereto.

Section 11.Performance Awards.

(a)General. Performance Awards may be denominated as a cash amount, number of Shares, or a combination thereof and are awards which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions.

(b)Performance Goals Generally. The performance goals for such Performance Awards may consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 11. The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(c)Business Criteria. The Committee may select one or more of the following business criteria for the Company, or any such other criteria the Committee deems appropriate in its sole discretion, on a consolidated basis, and/or for specified Subsidiaries or Affiliates or other business units of the Company in establishing performance goals for such Performance Awards: (i) earnings per share, (ii) return on equity, (iii) pre-tax income, (iv) pre-tax operating income, (v) revenues, (vi) net income, (vii) profits before taxes, (viii) book value per share, (ix) stock price, (x) ratio of compensation and benefits to revenues, (xi) execution and origination of assignments directly related to the individual Employee Participant, (xii) adjusted EBITDA, (xiii) operating margin, (xiv) return of capital to shareholders, and (xv) total shareholder return. Such targets may relate to the Company as a whole, or to one or more units thereof, and may be measured over such periods as the Committee shall determine. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(d)Settlement of Performance Awards; Other Terms. Settlement of Performance Awards shall be in cash, Shares, other Awards or other property, or a combination thereof, in the discretion of the Committee. Unless otherwise determined by the Committee, Performance Awards will be distributed only after the end of the relevant Performance Period. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such Performance Awards. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant.

Section 12.Termination of Employment. Unless otherwise determined by the Committee (taking into account any applicable tax consequences) or provided by the Committee in the applicable Award Agreement, the following provisions shall apply:

(a)Upon a termination of employment as a result of death or Disability:

(i)any Award (other than an Option or SAR) then unvested and held by the Participant will be immediately accelerated and become fully vested, exercisable and payable, and

(ii)any Option or SAR then held by the Participant will be immediately accelerated and become fully vested, exercisable and payable and will expire on the earlier of (A) the date the Option or SAR would have expired had the Participant continued in such employment and (B) one year after the date such Participant’s service ceases.

(b)Upon termination of employment by the Company for cause (as determined by the Committee in its sole discretion):

(i)any Award then held by the Participant whose restrictions have not lapsed or which has not vested will automatically be forfeited in full and canceled by the Company upon such termination of employment, and

(ii)any Option or SAR then held by the Participant, to the extent exercisable, will automatically be forfeited in full and canceled by the Company upon such termination of employment.

(c)Upon a termination of employment by the Company without cause (as determined by the Committee in its sole discretion) within two years following the occurrence of a Change in Control or upon a termination of employment by the Company without cause (as determined by the Committee in its sole discretion) six months prior to the occurrence of a Change in Control if the Committee reasonably determines in its sole discretion that such termination was at the behest of the acquiring entity (each such termination of employment deemed to be a termination of employment “in connection with” the occurrence of a Change in Control):

(i)any Award (other than an Option or SAR) then held by the Participant will be immediately accelerated and become fully vested, exercisable and payable (and in the case of any such Award that is performance-based, the performance shall be deemed to have been satisfied as of the Change in Control at the greater of (A) the target performance level or (B) actual level of performance achieved through the date of such Change in Control); and

(ii)any Option or SAR then held by the Participant will be immediately accelerated and become fully vested, exercisable and payable shall automatically expire on the earlier of (A) the date the Option or SAR would have expired had the Participant continued in such employment and (B) one year after the date such Participant’s service ceases.

(d)Upon termination of employment for any reason other than death, Disability, or termination of employment by the Company for cause (as determined by the Committee in its sole discretion) or in connection with the occurrence of a Change in Control:

(i)any time-based Award (other than an Option or SAR) then held by the Participant whose restrictions have not lapsed will automatically be forfeited in full and canceled by the Company upon such termination of employment,

(ii)any Option or SAR then held by the Participant, to the extent not exercisable, shall automatically expire upon such termination of employment and, to the extent exercisable, shall automatically expire on the earlier of (A) the date the Option or SAR would have expired had the Participant continued in such employment and (B) one hundred and eighty days (or ninety days in the case of an Option that is intended to qualify as an Incentive Stock Option) after the date the such Participant’s service ceases, and

(iii)any Award then held by the Participant which is not then payable and remains subject to achievement of performance vesting goals will be paid in accordance with its terms at the time such Award would have been payable if the termination of employment had not occurred.

(e)For the avoidance of doubt, unless otherwise determined by the Committee in its sole discretion, for purposes of this Plan (and in particular Section 12 and Section 13 hereof), a change in status from an employee to a consultant or non-employee director, and vice versa, shall not be considered a termination of employment. The Committee, in its sole discretion, shall determine the effect of all matters and questions relating to any termination of employment, including, without limitation, whether a termination of employment has occurred, whether a termination of employment resulted from a discharge for cause, whether a termination of employment was involuntary or without cause under Section 12 above, and all questions of whether particular leaves of absence constitute a termination of employment.

Section 13.Retirement. Unless determined otherwise by the Committee (taking into account any applicable tax consequences) or provided by the Company in the applicable Award Agreement, upon a termination of a Participant’s employment as a result of Retirement, such Retirement shall be treated as a voluntary resignation and Participant’s then outstanding Awards that have not vested, become exercisable and/or become free of restrictions will automatically be forfeited in full and canceled by the Company upon such Retirement and the exercise period applicable to Participant’s then vested and outstanding Options or SARs shall automatically expire on the earlier of (x) the date that ninety (90) days following such Retirement or (y) the original expiration date of such Option or SAR; provided, however that, unless otherwise provided by the Company in the applicable Award Agreement, if, rather than terminating employment for reason of Retirement, such Participant offers to convert to the status of a senior advisor for a period of at least three years pursuant to the terms of the Company’s standard form of senior advisor employment agreement (which includes a non-competition agreement), as may be in effect from time to time, each outstanding Award held by such Participant as of the effective date of such senior advisor employment agreement shall continue to vest in accordance with the terms and conditions of the Plan, the applicable Award Agreement, and the underlying senior advisor employment agreement.

Section 14.Adjustment. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects Shares such that an adjustment is appropriate under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of Shares which may be delivered in connection with Awards granted thereafter, (ii) the number and kind of Shares by which annual per person Award limitations are measured under Section 4(a), (iii) the number and kind of Shares subject to or deliverable in respect of outstanding Awards and (iv) the exercise price, grant price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Award in consideration for the cancellation thereof. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any Subsidiary or Affiliate or other business unit, or the financial statements of the Company or any Subsidiary or Affiliate, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Subsidiary or Affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant.

Section 15.Change in Control. In the event of a Change in Control, the double trigger vesting conditions of Section 12(c) shall apply.

Section 16.Compliance with Laws; Transferability.

(a)The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Shares or payment of other benefits under any Award until completion of such registration or qualification of such Shares or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Shares or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Shares or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(b)Limits on Transferability; Beneficiaries. Except as the Committee may otherwise determine from time to time, (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or by the laws of descent and distribution; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant, and to receive any property distributable, with respect to any Award upon the death of the Participant; (ii) each Award, and each right under any Award, shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative; and (iii) no Award and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company. The provisions of this Section 16(b) shall not apply to any Award which has been fully exercised, earned or paid, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

Section 17.Dividends and Dividend Equivalents. Subject to applicable law, the Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred, either automatically, or at the election of the Committee or a Participant. Subject to the provisions of the Plan and any Award Agreement, the Participant receiving the Award (including, without limitation, any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash dividends, or cash payments in amounts equivalent to cash dividends on Shares (i.e., dividend equivalents), with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of Shares with respect to dividends to Participants holding Restricted Stock Units Awards, shall only be permissible if sufficient Shares are available under Section 4. In the event that sufficient Shares are not available for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of Restricted Stock Units equal in number to the Shares that would have been obtained by such payment or reinvestment, the terms of which Restricted Stock Units shall provide for settlement at the same time as the underlying Restricted Stock or Restricted Stock Units in cash and for dividend equivalent reinvestment in further Restricted Stock Units on the terms contemplated by this Section 17. Any dividend or dividend equivalents with respect to awards that are subject to vesting conditions shall be subject to the same vesting conditions as the underlying awards. Notwithstanding any provision of the Plan or any Award Agreement, no dividend or dividend equivalent payments or other payments will be made in respect of any applicable Award prior to the settlement date of such Award.

Section 18.Certain Tax Provisions.

(a)Withholding. The Company Group shall have the authority and the right to deduct or withhold, or require a holder of any Award to remit to the Company Group, an amount sufficient to satisfy federal, state, local and foreign taxes (including such holder’s FICA, employment tax or other social security contribution obligation) required by law to be withheld with respect to any taxable event concerning a holder arising as a result of the Plan or any Award. In connection therewith, the Company Group shall have the right to require, prior to the issuance or delivery of any Shares or the payment of any cash pursuant to an award made hereunder, payment by the holder of such Award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such Award. The Committee may, in its sole discretion and in satisfaction of the foregoing requirement, or in satisfaction of such additional withholding obligations as a holder may have elected, provide in an Award Agreement that: (i) the Company Group shall withhold whole Shares which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a payment in cash or cash equivalents to the Company Group; (B) delivery (either actual delivery or by attestation procedures established by the Company Group) to the Company Group of previously owned whole Shares having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation; (C) authorization to the Company Group to withhold whole Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, in either case equal to the amount necessary to satisfy any such obligation; (D) in the case of the exercise of an Option, a cash payment by a broker-dealer acceptable to the Company Group to whom the participant has submitted an irrevocable notice of exercise or (E) any combination of (A), (B) and (C), in each case to the extent set forth in the Award Agreement. Shares to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the statutory withholding rate (or, if permitted by the Company Group, such other rate as will not cause adverse accounting consequences under the accounting rules then in effect, and is permitted under applicable IRS withholding rules). Any fraction of a share of Shares which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.

(b)Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code. If any Participant shall make any disposition of Shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code, such Participant shall notify the Company of such disposition within ten days thereof.

(c)Section 409A of the Code. The intent of the parties is that payments and benefits under this Plan comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Participant shall not be considered to have terminated employment with the Company for purposes of this Plan unless the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section

409A of the Code, and any payments described in this Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan (or any other plan or agreement of the Company) during the six-month period immediately following a Participant’s separation from service (including for any “specified employee”) shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or death, if earlier). The Plan and any Award Agreements issued thereunder may be amended in any respect deemed by the Board or the Committee to be necessary in order to comply with Section 409A of the Code. The Company makes no representation that any or all of the payments described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. Each Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

Section 19.General Provisions.

(a)Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a Subsidiary or Affiliate, (ii) interfering in any way with the right of the Company or a Subsidiary or Affiliate to terminate any Eligible Person’s or Participant’s employment or service at any time (subject to the terms and provisions of any separate written agreements), (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred Shares in accordance with the terms of an Award or an Option is duly exercised. Except as expressly provided in the Plan and an Award Agreement, neither the Plan nor any Award Agreement shall confer on any person other than the Company and the Participant any rights or remedies thereunder.

(b)The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have received or executed (if execution is required) an Award Agreement or other instrument evidencing the Award and delivered a copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.

(c)The Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Award shall be canceled or suspended. In addition, all outstanding Awards to any Participant shall be canceled if the Participant, without the consent of the Company, while employed by the Company or after termination of such employment, establishes a relationship with a competitor of the Company or engages in activity which is in conflict with or adverse to the interest of the Company, as determined under the Company’s non-competition policy, as in effect from time to time.

(d)If any provision of this Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

(e)Awards may be granted to employees of the Company or any Subsidiary or Affiliate who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to those employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for employees of the Company or any Subsidiary or Affiliate on assignments outside their home country.

Section 20.Prohibition on Repricing. In no event shall the exercise price with respect to an Award be reduced following the grant of an Award, nor shall an Award be cancelled in exchange for a replacement Award with a lower exercise price or in exchange for another type of Award or cash payment without stockholder approval.

Section 21.Effective Date; Amendment and Termination.

(a)The Plan shall take effect upon the approval of the stockholders of the Company (the “Effective Date”). Unless the Plan is earlier terminated by the Board, the Plan will terminate on the tenth (10th) anniversary of the Effective Date. The Board will have the right, at any time to suspend, amend, alter, discontinue or terminate the Plan, provided, however, that no such action shall be made without stockholder approval if such approval is necessary to qualify for or comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply. No termination of the Plan or action by the Board in amending or suspending the Plan may materially impair the rights of a Participant under any outstanding Award, without the consent of the affected Participant, except any such amendment made to cause the Plan to comply with applicable law, stock exchange rules and regulations or accounting or tax rules and regulations.

(b)The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retroactively, without the consent of any Participant or holder of beneficiary of any Award, provided, however, that no such action shall impair the rights of a Participant or holder of beneficiary under any Award theretofore granted under the Plan.

Section 22.Awards Subject to Clawback. The awards granted under this Plan and any cash payment or Shares delivered pursuant to such an award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable award Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

Section 23.Governing Law. The Plan will be governed by and construed in accordance with the law of the State of New York.